Exhibit 99
Mike Lovell:

Good morning and thanks everyone for joining us. Our call will begin with comments from President and Chief Executive Officer Tom Harty, followed by Local Media Group President Patrick McCreery and Chief Financial Officer Joe Ceryanec. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of meredith.com.

Finally, an archive of the call will be available on our website later this afternoon.

Now I’ll turn the call over to Tom Harty.

Tom:

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier this morning.

Fiscal 2019 marked our first full year of owning and operating the assets acquired from Time Inc., and we have been laser-focused on integrating what we believe is the best portfolio of national media brands in the industry.

Our National Media Group delivered on many of the key elements of our acquisition plan, including improved comparable advertising performance in every quarter of fiscal 2019. Of particular note, we generated comparable advertising revenue growth in the fourth quarter that included double-digit growth in our digital business, along with low-single-digit growth in print advertising revenues at the legacy Time Inc. titles. As a reminder, advertising revenues at these titles were declining in the 20-percent-plus range when we acquired them. Our team and our business have made significant progress.

Our team also made significant strides in achieving the cost synergies associated with the acquisition. Through the end of fiscal 2019, we have realized $430 million of cost synergies, and have a clear path to $565 million in our first full two years of operating post acquisition.

At the same time, our Local Media business delivered its third-straight year of record performance, including an all-time high of $103 million of political advertising revenues. Additionally, we continued to increase retransmission profit contribution and significantly grew our digital business.

From a capital structure perspective, we strengthened our balance sheet by paying down $825 million of debt and we grew our dividend by 5.5 percent in fiscal 2019. Notably, our current dividend yield of 5.2 percent is more than double the average of the S&P 500 and triple the 10-year U.S. Treasury rate, which we believe is a testament to our long-term track record of execution and fiscal discipline.

We believe we have positioned Meredith to compete more successfully than at any point in our 117-year history. Importantly, our audience reach is now 115 million — or 90 percent of — all American women. We are a Top 10 digital media company, with 150 million average monthly unique visitors.
We now possess the leading position in the food, lifestyle, parenting, home and entertainment categories, and have a formidable position in the beauty, fashion, and luxury advertising categories. Our flagship PEOPLE brand is the crown jewel of our brands. PEOPLE reaches nearly 100 million adults — or 40 percent of all adult Americans, across all media platforms. It reaches more consumers than the combined audiences for the Oscars, Golden Globes and Emmy’s. Last month, People.com served 76 million unique visitors, according to comScore.

Independent research is confirming the strength of our new portfolio. In its most recent brand tracking study performed in May, the highly-respected Advertiser Perceptions surveyed 300 large advertisers with an average advertising spend of $27 million. Meredith ranked #1 among all media companies for owning trusted brands that drive women to action. We ranked fourth as both an important media company to do business with, as well as owning a brand portfolio that’s effective for reaching a broad audience. We trailed only Google, Disney and Facebook in these important categories.

Compared to fiscal 2017, our last full year before the Time Inc. acquisition, we’ve nearly doubled revenue and adjusted EBITDA. Our sources of revenue are more diversified as well. For example, consumer related revenue — most of which is contractual — now accounts for nearly half of our total revenue. This is compared to one-third five years ago. At the same time, digital advertising revenue now makes up a third of all National Media Group advertising revenue, compared to just 16 percent five years ago.

That said, we acknowledge the challenges we faced that resulted in a reset of EBITDA expectations for fiscal 2019 and going forward.

•	Foremost, it took longer than expected to turn around advertising performance with the legacy Time Inc. brands.

•	Additionally, the number of low-margin magazine subscriptions we encountered inside the legacy Time Inc. brands were more than anticipated.

•	Both issues required additional investment spending and impacted our EBITDA generation.

•	Once recognized, we tackled these issues head-on, and we are confident in the plan and approach we’re taking in fiscal 2020 and beyond.

•	As a result, we begin fiscal 2020 at a lower profit point than originally expected, which contributes significantly to the outlook we’re providing.

Joe will provide a detailed fiscal 2020 outlook at the end of our call, but let me give you some initial color.

As we sit here today, we are encouraged with the current print and digital advertising trends in the National Media Group. We expect comparable print advertising revenues for the combined portfolio to be down in the mid-single digits for the full year, consistent with Meredith’s historical performance over the last eight years. That’s where it’s pacing now for the first quarter of fiscal 2020.

Meanwhile, we expect digital advertising revenues to be up in the mid-single digit range for the full year. It’s currently pacing up in the 10 percent range for the first quarter of fiscal 2020. So, total comparable advertising, print plus digital combined, will be flat to up slightly in the first quarter of fiscal 2020.

The turnaround in National Media Group advertising performance, along with continued strength in our connection to 115 million unduplicated American women, is giving us confidence to make additional investments that we expect to produce long-term revenue and profit growth. These include:

•
Additional headcount and initiatives to grow consumer related revenues such as subscription acquisition, e-commerce and Apple News+. Meredith first entered the e-commerce space with the acquisition of ShopNation seven years ago. Since then, e-commerce revenue growth has been exceptionally strong and offers a promising opportunity. By investing in content commerce, expanded digital couponing and in new partnerships, we see the opportunity to continue growing strongly over the next three years.

•
We also plan to invest in new digital platforms, more robust video production, and other activities that will drive increased consumer engagement. The market for digital video-related advertising is expected to grow 30 percent faster than non-video display advertising, and account for more than half of total digital display ad spending in 2019 and 2020, according to eMarketer.

For Meredith, digital video advertising accounts for less than 25 percent of our total digital advertising revenue, and we typically are sold out of our owned and operated video inventory. We plan to grow our video inventory, distribution and monetization, both on our O&O platforms as well as third-party platforms, with a goal to achieving a greater share.

•
Both e-commerce and digital have been among the fastest-growing platforms in media in recent years, and the same is true at Meredith. For example, five years ago, our e-commerce and digital activities generated less than $100 million of revenue. Today, annual revenues from these activities are $500 million.

Shifting to our Local Media Group, we will be cycling against a record $103 million of political advertising revenues generated in fiscal 2019. While we anticipate some political advertising revenue and also increased retransmission and digital revenue, these will fall short of offsetting the absence of political advertising, typical for a non-political year.

With that introduction, I’ll turn to a review of our operating group performance in fiscal 2019, beginning with our National Media Group.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Fiscal 2019 National Media Group operating profit increased nearly 50 percent to $126 million. Excluding special items, operating profit was $230 million and adjusted EBITDA grew nearly 80 percent from the prior year, all records. Revenues rose nearly 50 percent to $2.3 billion. These results exclude discontinued operations.

As you can see in our P&L this morning we continued to make significant progress on the key initiatives that we put in place upon acquiring Time Inc. to integrate and maximize our new portfolio. This is particularly true of our performance in the fourth quarter, which was the first full quarter since the acquisition closed that we’ve owned the Time Inc. assets in both the current and prior-year periods.

We said the integration of Time Inc. would take time. And while not without challenges, we delivered on most aspects of our integration in fiscal 2019.

To start, we said we would improve the print advertising performance of the acquired Time Inc. properties to Meredith’s historical levels.

Admittedly, progress on this goal got off to a slow start. Calendar 2018 comparable advertising revenues at the legacy Time Inc. titles were down in the low 20 percent range, considerably under-performing the expectations we had at acquisition close.

However, we stuck with our plan and gradually saw a strong and favorable response from the advertising community that began to pay off as we moved into calendar 2019.

Our advertising performance met our expectations in our third quarter, and exceeded them in the fourth quarter as we delivered low-single digit growth for the legacy Time Inc. titles.

Next, we said we would improve the performance of the acquired digital properties to Meredith’s high levels.

I’m pleased to say that our performance accelerated during fiscal 2019 and we grew comparable year-over-year digital advertising revenues in the low double-digit range in the fourth quarter of fiscal 2019. Digital advertising revenues accounted for 34 percent of total National Media Group advertising revenues in fiscal 2019.

As a reminder, these digital activities today engage approximately 150 million unique visitors per month, making us a Top 10 player in the U.S.

Our third strategy was to grow our high-margin consumer related revenues by leveraging our expanded brand portfolio.

Fiscal 2019 consumer related revenues accounted for 46 percent of our total National Media Group revenues in fiscal 2019, up from 41 percent in the prior year. Our consumer revenue activities are diversified and mostly contractual. These include our magazine subscriptions, paid products, brand licensing efforts, lead generation and affinity marketing initiatives.

We see enhanced digital-first opportunities going forward, particularly e-commerce and Apple News+. As a reminder, the economic benefits to Meredith from Apple News+ flow from four areas:

(1) Guaranteed minimum payments;

(2) Royalties based on the time consumers spend with our brands on the platform;

(3) Cost savings, including lower subscriber acquisition expenses and lower magazine production expenses over time; and

(4) Innovative advertising opportunities on the Apple News+ platform.

Our fourth strategy was to sell non-core media assets. Joe will discuss our progress in a few moments.

Before he does, I’ll turn it over to Local Media Group President Patrick McCreery for an update.

Patrick:

Thanks Tom and good morning everyone.

Fiscal 2019 Local Media Group operating profit grew nearly 50 percent from the prior year, adjusted EBITDA grew 43 percent, and revenues grew 25 percent. All were record highs.

Looking more closely at fiscal 2019 performance:

•
Total advertising related revenues grew nearly 30 percent to $538 million, driven by strong demand for political advertising. Political advertising revenues were $103 million. We generated significant revenues from our stations in Phoenix, Las Vegas, St. Louis and Kansas City.

•
Non-political advertising spot revenues were down in the low single digit range. This was due primarily to the very strong demand for political advertising in the first half of the year. From a category standpoint, declines in the automotive and restaurant advertising categories were partially offset by growth in the professional services, media and home services advertising categories.

•
Consumer related revenues increased more than 15 percent to $317 million due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

During the year, we continued to aggressively pursue a series of well-defined strategies to deliver growth. These included:

•
Increasing our connection to the 30 million U.S. households that we reach. Our ratings performance was strong throughout fiscal 2019. For example, during the most recent May rating period, our stations in eight of our 12 markets ranked No. 1 or No. 2 in sign-on to sign-off. Additionally, the number of pay TV subscribers across our markets was approximately even in fiscal 2019 compared to the prior year, driven by growth in Over The Top subscribers.

•
Second, we delivered growth in our digital platforms. This was driven by a full year of contribution from MNI Targeted Media. Additionally, traffic grew in the low double-digits to an average of 19 million unique visitors per month in fiscal 2019.

•
Third, we grew retransmission revenues. In fiscal 2019, we successfully renewed key distribution and network affiliation agreements. This included retransmission consent agreements with Cox Communications and Comcast Corp. as well as network affiliation renewals for all five of our FOX-affiliated stations into fiscal 2023.

Further, in fiscal 2020, we will renew nearly 60 percent of our 10 million MVPD subscribers. As some of our affiliation agreements are longer-term, this will allow us to grow net retransmission.

Let me also address the current situation regarding DISH, which accounts for less than 10 percent of our total audience. Clearly, DISH is trying to use current negotiations with local broadcasters to help get STELAR legislation renewed. This strategy shows total disregard for their subscribers, using them as pawns to try to advance DISH’s legislative agenda. We’ve presented DISH with very reasonable contract terms, and we hope DISH doesn’t withhold college and professional football games from their subscribers.

•
Finally, we are launching new programming to expand our reach by leveraging PEOPLE, the biggest brand acquired from Time Inc. Our new weekly television show — based on the strength of the PEOPLE brand — has been very well-received by audiences and advertisers alike. As a result, we have committed to launching the show in daily syndication in Fall 2020 beginning with distribution across all 12 of our local television markets. We’re actively speaking with other broadcast television station owners about carrying the show.

Now I’ll turn it over to Chief Financial Officer Joe Ceryanec.

Joe: Thanks, Patrick and good morning.

I’ll begin with the financial highlights from our press release this morning:

•	Total Company revenues from continuing operations grew more than 40 percent to $3.2 billion.

•	Earnings from continuing operations were $129 million, compared to $114 million.

•	Excluding special items in both periods, earnings from continuing operations increased more than 50 percent to $223 million.

•	Adjusted EBITDA grew 67 percent to $706 million.

•	These results include the Money brand, which we pulled in from Discontinued Operations after deciding to retain the brand.

Shifting to an update on our integration activities and asset sales:

From an integration standpoint, many of the workstreams put in place to capture cost savings are working well. Our fourth quarter accomplishments included completing the wind-down of Time Inc. Retail, and integrating our digital asset management systems.

Looking ahead to fiscal 2020, we will continue to execute against “longer-tail” synergies that take time to achieve, such as negotiating more favorable rates for longer-term contracts that have not yet been up for renewal since the acquisition.

We sold the Sports Illustrated brand during the fourth quarter of fiscal 2019. Recall that earlier in fiscal 2019 we sold the TIME and FORTUNE media brands as well. We’ve realized proceeds of $430 million through the sales of these brands.

We’ve used this cash to pay down $825 million of debt, and our net debt stood at $2.3 billion at June 30, 2019.

We continue to work on selling FanSided, along with our interests in Viant and Xumo. We expect to reach successful conclusions in the near future.

Turning now to our outlook for full-year fiscal 2020, we expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion.

•
Earnings from continuing operations to range from $197 million to $212 million, and from $2.58 to $2.88 on a per share basis. These amounts do not include special items, and our actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty.

•	We expect full year fiscal 2020 adjusted EBITDA to range from $640 million to $675 million, and adjusted earnings per share to range from $5.75 to $6.20.

As Tom mentioned, while we have accomplished many of the acquisition-related goals that we set for ourselves, we acknowledge that we are not where we thought we would be at this point in time. As a result, we are resetting our EBITDA expectations for fiscal 2020 and going forward.

Now, this outlook is informed by the factors that Tom mentioned, but it’s also informed by the completion of a rigorous budgeting process for fiscal 2020 that’s based on results we’ve delivered since acquiring the Time Inc. brands and businesses 19-months ago.

In addition to our internal process, and following the change in guidance that we communicated on our last earnings call in May, we engaged outside support to:

(1) Verify the cost synergies we originally identified and determine that we had achieved them;

(2) Help us identify additional cost synergies; and

(3) Assist with development of a zero-based-budget.

As a result of this work, we can confirm that we achieved $430 million of synergies through fiscal 2019, which is actually more than we had originally expected, but which somewhat reduces our 2020 expectations.

Finally, we have completed our fiscal 2020 budget with an increased rigor, a result of the zero-based budgeting process. Our fiscal 2020 budget is informed by improved visibility into our financial performance now that we have completed the integration of the Meredith and Time Inc. financial platforms. I cannot overestimate the importance of finally being on one financial platform.

That said, looking more closely at the factors that bridge fiscal 2019 adjusted EBITDA of $706 million to the range we see for fiscal 2020, we expect:

•
The Local Media Group will be cycling against $103 million of political advertising revenue it generated in fiscal 2019. We generated $16 million of political advertising revenue in the last non-election year, and it’s reasonable to expect a similar amount in fiscal 2020. On the plus side, we expect higher profit contribution from retransmission consent fees.

•	On the National Media Group we have more moving parts:

•	On the plus side, we expect to deliver an incremental $135 million in synergies in fiscal 2020.

•	We also expect growth in digital ad revenues.

•	We expect print ad to decline in the mid-single digit range, in-line with Meredith’s industry-best historic levels.

•	We expect lower contribution from consumer related revenues due primarily to the lower-margin subscribers we acquired within the legacy Time Inc. brands.

•	We also expect higher production and distribution expenses, including an expected postal rate increase.

•	Finally, we expect spending on strategic investments to be approximately $50 million in fiscal 2020. These investments are essential to growing our digital and consumer related revenues over time.

•
Put it all together and we see Local Media Group EBITDA to be approximately $60 to $75 million lower than the $318 million we delivered in fiscal 2019. We see National Media Group EBITDA $10 to $30 million higher than the $456 million we delivered in fiscal 2019. We see Corporate expenses roughly in-line fiscal 2019.

Looking more closely at the first quarter of fiscal 2020, we expect:

•	National Media Group revenues to range from $535 million to $565 million.

•	Local Media Group revenues to range from $195 million to $200 million.

•	Earnings from continuing operations to range from $20 million to $22 million, and from $0.01 to $0.05 on a per share basis.

•	We expect fiscal 2020 first quarter adjusted EBITDA to range from $122 million to $127 million, and adjusted earnings per share to range from $0.88 to $0.93.

With that, I’ll turn it back to Tom to lead the Q & A.

Tom (Conclusion):

Tom: Thank you very much Joe.

We are proud of our accomplishments in fiscal 2019. Our National Media team is making significant progress in turning around a business that was twice its size, and our Local Media team continues to perform at a very high level.

In closing, while there’s still more to do, we accomplished a great deal in fiscal 2019. We are encouraged by:

•	Advertising revenue trends in both our National and Local media groups

•	Consumer revenue performance across the Company, including:

•	Response rates to our subscription offers;

•	The launch of the Apple News+ platform;

•	Our growing e-commerce activities; and

•	Continued growth in retransmission revenue and contribution. As a reminder, we expect to renew 60 percent of our retransmission consent agreements in our next fiscal year.

Now, we’d be happy to answer any questions you might have this morning.